UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 10, 2004

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

1014 Vine Street

Cincinnati, OH 45201

(Address of principal executive offices)

Registrant’s telephone number: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Entry into a Material Definitive Agreement.

On December 9, 2004, following a review by an outside compensation consultant, the Board of Directors of The Kroger Co. approved changes to the compensation payable to the non-employee directors of Kroger. Effective January 1, 2005, the cash compensation payable to Kroger’s non-employee directors will be as follows:

•	An annual cash retainer of $75,000;

•	An additional annual cash retainer of $12,000 for the chair of each committee of the Board; and

•	An additional annual cash retainer of $10,000 for each member of the Audit Committee of the Board and to the director who is designated as the Lead Director.

All retainer amounts will be paid in monthly installments.

In addition, annually at the Board’s regularly scheduled meeting in December, each non-employee director will receive an award of 2,500 shares of restricted stock and 5,000 non-qualified stock options under Kroger’s then current long term incentive plan; provided that the award made in 2004 will be 5,000 shares of restricted stock and 10,000 non-qualified stock options in light of the fact that no equity awards were made to non-employee directors in 2003 and 2004, and in response to the Board’s outside consultant’s observations regarding equity-based compensation. Restrictions on the stock awards will lapse in equal amounts on each of the two annual anniversaries from the date of the award, and the stock options will vest in equal amounts on each of the five annual anniversaries from the date of the grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

THE KROGER CO.

December 10, 2004	By:	/s/ Paul Heldman
Paul Heldman
Senior Vice President, Secretary and General Counsel